Exhibit 3.3

UNANIMOUS WRITTEN CONSENT

OF

THE BOARD OF DIRECTORS

OF

DOCUMENT SCIENCES CORPORATION

March 29, 2004

The undersigned, being all of the members of the Board of Directors (the “Board”) of Document Sciences Corporation, a Delaware corporation (the “Company”), do hereby consent in writing to the following resolutions pursuant to Section 141(f) of the Delaware General Corporation Law with the intention that such actions will have the same force and effect as if taken by the Board at a meeting duly called and held.

AMENDMENT AND RESTATEMENT OF BYLAWS

WHEREAS, the Board believes it is in the best interests of the Company and its stockholders to amend Section 3.2 (Number of Directors) of the Company’s Amended and Restated Bylaws (the “Bylaws”) to provide that the number of directors of the Company shall be not less than three nor more than nine, with the exact number of directors to be fixed from time to time, within the limits specified, by resolution of the Board; and

WHEREAS, pursuant to the Eighth Article of the Company’s Amended and Restated Certificate of Incorporation and Article IX and Section 3.2 (Number of Directors) of the Company’s Bylaws, the Board is authorized to so amend the Bylaws.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority granted to the Board, Section 3.2 (Number of Directors) of the Bylaws be and hereby is amended in its entirety as follows:

3.2 Number of Directors

The number of directors of the corporation shall be not less than three nor more than nine, until changed in accordance with applicable law. The exact number of directors shall be fixed from time to time, within the limits specified, by resolution of the board of directors.

RESOLVED FURTHER, that, after giving effect to the amendment of Section 3.2 (Number of Directors) of the Bylaws as provided herein, the Bylaws shall be amended and restated in their entirety.

RESOLVED FURTHER, that the Board shall consist of four members.

GENERAL RATIFICATION AND AUTHORIZATION

RESOLVED, that any and all acts taken and any and all agreements or other instruments executed on behalf of the Company by any director or officer of the Company before the execution hereof in furtherance of any of the actions authorized or approved by any or all of the foregoing resolutions be, and they hereby are, ratified, confirmed, adopted and approved; and

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered to prepare, execute and deliver all such documents and instruments and to take all such actions as such officer may deem necessary or advisable in order to carry out and perform the purposes of these resolutions.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being all the members of the Board, have executed this Unanimous Written Consent as of the date first written above.

/s/ Thomas L. Ringer
Thomas L. Ringer, Chairman of the Board

/s/ John L. McGannon
John L. McGannon, Director

/s/ Barton L. Faber
Barton L. Faber, Director

/s/ Colin J. O’Brien
Colin J. O’Brien, Director

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